Exhibit (a)(5)(E)

VIMPELCOM ANNOUNCES COMPLETION BY ITS SUBSIDIARY OF SUBSEQUENT OFFERING PERIOD FOR COMMON STOCK OF GOLDEN TELECOM, INC.

Moscow and New York (February 27, 2008)—Open Joint Stock Company “Vimpel-Communications” (“VimpelCom”) (NYSE: VIP), today announced the completion of the subsequent offering period relating to the tender offer by its indirect wholly-owned subsidiary, Lillian Acquisition, Inc. (“Lillian Acquisition”), for any and all of the outstanding shares of common stock of Golden Telecom, Inc. (“Golden Telecom”) (NASDAQ: GLDN) at a purchase price of $105.00 per share in cash. Based on preliminary information from the depositary with respect to the subsequent offer, as of the expiration of the subsequent offering period at 5:00 pm on February 26, 2008, Golden Telecom stockholders had tendered a total of 38,093,677 shares of Golden Telecom common stock during the initial and subsequent offering periods. These shares represent approximately 94.4% of the outstanding shares of Golden Telecom’s common stock, an amount sufficient to permit the completion of a “short-form” merger under applicable Delaware law, without a vote of the stockholders of Golden Telecom. As a result, VimpelCom Finance B.V., a direct wholly-owned subsidiary of VimpelCom, and Lillian Acquisition intend to consummate a “short-form” merger as soon as practicable, subject to satisfaction or waiver of the conditions to the consummation of the merger. In the merger, Lillian Acquisition will be merged into Golden Telecom and all remaining stockholders of Golden Telecom who did not tender their shares in the tender offer (other than those, if any, properly perfecting dissenters’ rights) will receive the same $105.00 per share in cash paid in the tender offer. Golden Telecom stockholders will receive relevant information in the mail on how to receive payment for their shares.

About VimpelCom (www.vimpelcom.com)

The VimpelCom Group includes companies operating in Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. The VimpelCom Group’s GSM and 3G license portfolio covers a territory with a population of about 250 million. This includes the entire territories of Russia, Kazakhstan, Ukraine, Uzbekistan, Tajikistan, Georgia and Armenia. VimpelCom was the first Russian company to list its shares on the New York Stock Exchange (“NYSE”). VimpelCom’s ADSs are listed on the NYSE under the symbol “VIP”.

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc. (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). Golden Telecom offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 314 combined access points in Russia and other countries of the CIS. Golden Telecom offers mobile services in Moscow, Kiev and Odessa.

Forward-Looking Statements

This release includes certain forward-looking statements. Any such forward-looking statements may involve risk and uncertainties. These forward-looking statements appear throughout the release and include statements regarding the intent, belief or current expectations of VimpelCom, VimpelCom Finance B.V. and Lillian Acquisition, including statements concerning the plans of VimpelCom, VimpelCom Finance B.V. and Lillian Acquisition with respect to the acquisition of all of Golden Telecom’s common stock. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including unforeseen future changes in the political, economic and social environment or current or future regulation of the Russian and CIS telecommunications industries. Additional information concerning factors that could cause results to differ materially from those in the forward-looking statements is contained in VimpelCom’s public filings with the SEC, including VimpelCom’s annual report on Form 20-F for the year ended December 31, 2006, and in Golden Telecom’s filings with the SEC, including Golden Telecom’s quarterly reports on Form 10-Q and Golden Telecom’s annual report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the ability of VimpelCom, VimpelCom Finance B.V. and Lillian Acquisition to control or predict. VimpelCom, VimpelCom Finance B.V. and Lillian Acquisition undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Media Alexander Boreyko VimpelCom Tel: +7 (495) 910-5977 Investor_Relations@vimpelcom.com